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                                                                   Exhibit 10.27
                                                                   -------------

                         ADAPTIVE BROADBAND CORPORATION
                              RETENTION AGREEMENT

          This Retention Agreement is entered into as of October 6, 2000 (the "Effective Date"), between Adaptive Broadband Corporation, a Delaware corporation ("ADAP") and Donna Birks (the "Employee").

                                    Recital

          The Employee serves as ADAP's Executive Vice President and Chief Financial Officer and is a named executive officer of ADAP. ADAP and the Employee desire to set forth the terms of the Employee's employment between the date of the Agreement and the Employee's termination on February 10, 2003. The Board of Directors (the "Board") believes that it is in the best interest of ADAP and its stockholders for the Employee to continue in her position during a search for a replacement and to remain available for support and assistance following her transfer of CFO responsibilities to her successor. This Agreement provides incentives to the Employee to participate in the transition and provides guarantees to ADAP that the Employee will remain available to support the transition.

          The parties agree as follows:

1. Definitions. For purposes of this Agreement, the following terms will have the meanings set forth below.

          a. A "Change in Control" will occur if (a) any Person (as defined in Section 2(a)(2) of the Securities Act of 1933, as amended) other than ADAP, is or becomes the beneficial owner, directly or indirectly (including by holding securities which are exercisable for or convertible into shares of capital stock of ADAP), of 30 % or more of the combined voting power of the outstanding shares of capital stock of ADAP entitled to vote generally in the election of directors; or, (b) ADAP sells, leases or exchanges all or substantially all of its property and assets under Section 271 of the General Corporation Law of the State of Delaware, or, (c) Continuing Directors cease to constitute at least a majority of the Board; or, (d) a majority of the ADAP's Outside Directors determine that a Change in Control has occurred.

          b. "Continuing Directors" shall mean the directors of ADAP in office on the date of this Agreement and any successor to any such director whose nomination or selection was approved by a majority of the directors in office at the time of the director's nomination or selection and who is not an "affiliate" or "associate" (as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended) of any person who is the beneficial owner, directly or indirectly (including by holding securities which are exercisable for or convertible into shares of capital stock of ADAP), of 10% or more of the combined voting power of the outstanding shares of capital stock of ADAP entitled to vote generally in the election of directors.

          c.  "Good Reason" includes any of the following:

              1) the assignment to the Employee of duties inconsistent with, or a substantial alteration in the nature or status of, the Employee's responsibilities immediately before a Change in Control;

              2) a reduction in the Employee's benefits as in effect on the date of a Change in Control;

              3) the Employee's relocation to a work site requiring an increase in one-way commute from Employee's residence of more than thirty-five (35) miles; or

              4) a breach by ADAP of this Agreement if the breach has not been cured within 30 days after written notice by the Employee to ADAP setting forth with specificity the nature of the breach.

                                      1.
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     d.   "Termination for Cause" is termination of the Employee's employment as a result of (a) the Employee's willful gross misconduct with respect to ADAP; or
(b) the Employee's dishonesty towards, fraud upon, crime against or deliberate or attempted injury or bad faith action with respect to ADAP; or (c) the Employee's conviction for a felony (whether in connection with ADAP's affairs or otherwise).

2. Obligations of the Employee. The Employee will continue to execute her ADAP duties as Executive Vice President, Chief Financial Officer and a named executive officer of ADAP until the earlier of (a) July 31, 2001 or (b) the date on which she is relieved of any of these responsibilities by the CEO or the Board or c) the date on which the Employee relieves herself of these responsibilities for Good Reason following a Change in Control occurring prior to July 31, 2001. Upon the termination of her responsibilities as Executive Vice President, the Employee will provide ADAP with transition support services at ADAP's request for up to 40 hours per calendar quarter, ending on February 10, 2003. During the term of this Agreement, the Employee will not accept employment, board membership, consultancy or other similar relationship of any nature or duration with a company deemed by ADAP to be a competitor.

3. Obligations of ADAP. During the term of this Agreement, ADAP will pay the Employee (a) a base salary at a rate of $275,000 per year, paid weekly and (b) a "perq pot" payment at the rate of $34,100 per year, paid weekly. Within thirty days of the termination of the Employee's responsibilities as an Executive Vice President, ADAP will pay her a pro-rata portion of her annual targeted Executive Incentive Plan (RIP) bonus ($151,250) based on that portion of the RIP plan year completed upon such termination plus all accrued Personal Time Off. Following such termination of responsibilities and continuing through the remaining term of this Agreement, the Employee shall receive additional payments at a rate of $10,000 per quarter, paid weekly. Upon termination of the Employee's employment on February 10, 2003, ADAP will pay the Employee a severance payment of $159,861. All payments described in this section are subjected to applicable withholding for benefits payments and taxes. Following termination of the Employee's responsibilities as Executive Vice President and named executive officer of the company, ADAP will require the Employee to work no more than 40 hours per calendar quarter. Notwithstanding this reduced work schedule, the Employee will be eligible to participate in all ADAP employee benefits through February 10, 2003, including but not limited to (a) resumption of Personal Time Off accrual without limitation, (b) vesting of stock options, (c) Supplemental Executive Deferred Compensation Plan participation and (d) continuation of existing employee loans, as if her status was that of a regular full-time employee.

4. Employment Status. Under this Agreement, ADAP shall retain the Employee as an employee until February 10, 2003 unless there is a Termination for Cause.

5. Term. The term of this Agreement will expire on February 10, 2003, or upon the death of the Employee.

6.   Miscellaneous.

     a. Severability. If a court or other body of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, that provision will be adjusted rather than voided, if possible, so that it is enforceable to the maximum extent possible, and all other provisions of the Agreement will be deemed valid and enforceable to the fullest extent possible.

     b. Withholding. Compensation and benefits to the Employee under this Agreement will be reduced by all federal, state, local and other withholdings or similar taxes as required by applicable law.

     c. Arbitration. The parties will submit all controversies, claims and matters of difference in any way related to this Agreement, its performance or breach, to arbitration in San Francisco, California, according to the rules and practices of the American Arbitration Association from time to time in effect. Any awards in such arbitration shall be final and binding on all parties. The arbitrators shall allocate the costs of the arbitration in such manner as they deem equitable. The arbitrators may require the reimbursement of all or a portion of the reasonable legal fees incurred by the prevailing party in the arbitration proceeding and any legal proceedings which are taken to enforce the arbitral award. If there is a Change in Control, this arbitration provision no longer applies.

                                      2.
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     d.   Entire Agreement; Modifications.  (i) This Agreement is the entire agreement between the parties with respect to the matters covered hereby, and may be amended, modified, superseded or canceled, or its terms waived, only by a written instrument executed by each party or, in the case of a waiver, by the party waiving compliance. (ii) Failure of a party at any time to require performance of any provision of this Agreement will not affect the right at a later time to enforce the same. (iii) No waiver of a breach of this Agreement, whether by conduct or otherwise, in any one or more instances will be construed as a further or continuing waiver of the breach or of any other term of this Agreement. (iv) This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the parties hereto.

     e. Applicable Law. This Agreement will be construed under and governed by the laws of the State of California without regard or reference to the rules of conflicts of law that would require the application of the laws of any other jurisdiction.

7. Prior Agreements. The Employee and ADAP acknowledge a prior severance agreement dated March 1, 2000. The Employee and ADAP hereby agree to terminate this prior severance agreement as of the day immediately prior to the Effective Date of' this Agreement, and neither the Employee nor ADAP shall have any rights or obligations thereunder.

     In Witness Whereof, the parties have executed this Agreement as of the day and year first above written.

Adaptive Broadband, Inc.

/s/ Frederick D. Lawrence                   /s/ Donna Birks
-------------------------------             -------------------------------
Frederick D. Lawrence                       Donna Birks
Chairman and Chief Executive Officer        Executive Vice President and Chief
                                            Financial Officer

                                      3.
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                                 AMENDMENT TO
                        ADAPTIVE BROADBAND CORPORATION
                              RETENTION AGREEMENT

THIS AMENDMENT is entered into as of November 12, 2000, by and between ADAPTIVE BROADBAND CORPORATION, a Delaware corporation ("ADAP") and DONNA BIRKS (the "Employee") with respect to that certain RETENTION AGREEMENT (the "Agreement") entered into as of October 6, 2000, between ADAP and the Employee.

ADAP and the Employee desire to extend the term of the Agreement in the event that a Change in Control (as defined in the Agreement) occurs as a result of ADAP's pending "Project President" while the Employee continues to serve as Executive Vice President, Chief Financial Officer and prior to July 31, 2001.

Therefore, the parties agree to amend the Agreement by adding a new Section 8 thereto to read as follows:

     8.   Extension of Term.  Notwithstanding anything to the contrary set forth
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          herein, in the event that a Change in Control occurs as a result of the transaction currently under consideration by ADAP, internally referred to as "Project President," prior to the earlier of (a) July 31, 2001 or (b) the date on which the Employee is relieved of her responsibilities as Executive Vice President, Chief Financial Officer by the CEO or the Board, each occurrence of the date "February 10, 2003" in the RECITAL and in Sections 2, 3, 4 and 5 hereof shall be replaced by "August 10, 2003". In such event, the Employee agrees to continue as an employee of the Project President combined company performing duties consistent with that of an Executive Vice President, Chief Financial Officer until the earlier of (a) such time as the combined company appoints a successor Chief Financial Officer and thereafter through a to be agreed transition period thereafter, or (b) such time as she is relieved of her position by the CEO or the Board of the combined company, but in no event beyond July 31, 2001. The Employee's obligation to continue in such a role beyond the Project President Change in Control event shall terminate upon the occurrence of any Good Reason listed in items 2, 3 and 4 of Section 1.c above. Additionally, in the event of a Project President Change in Control, that certain Promissory Note dated January 20, 1998, in the principal amount of $500,000, in which the Employee is the Maker and ADAP's predecessor is the Payee shall be amended by replacing each occurrence of the date "December 16, 2002" in such Promissory Note with "August 10, 2003".

Except as expressly amended as set forth herein, the Agreement is ratified and approved.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first written above.

ADAPTIVE BROADBAND CORPORATION.

By /s/ Fredrick D. Lawrence                     /s/ Donna Birsk
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    Fredrick D. Lawrence                        DONNA BIRKS
    Chairman and Chief Executive Officer